EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES FIRST QUARTER EARNINGS
COLDWATER, MICHIGAN, April 22, 2008 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank (“Bank”), today announced earnings for the three months ended March 31, 2008 of $332,000 compared to $494,000 for the same period in 2007 (a decrease of 33%). Earnings per share for the three months ended March 31, 2008 were $0.15 compared to $0.21 for the same period in 2007 (a decrease of 29%).
Net interest income before any provision for loan losses decreased $2,000, or less than 1% for the three months ended March 31, 2008 compared to the same period in 2007. The Bank’s net interest margin increased to 3.25% for the three months ended March 31, 2008 from 3.20% for the same period in 2007. The Bank continues to be challenged in its efforts to increase lower costing core deposits and management continues to put its efforts towards meeting this challenge.
Net interest income after the provision for loan losses decreased $85,000, or 4.61%, for the three months ended March 31, 2008 compared to the same period in 2007. For the three months ended March 31, 2008, the Bank recorded a provision for loan losses of $300,000 compared to $225,000 for the same period in 2007. The provision was recorded primarily as a result of an increase in net charge-offs of $149,000 (from $151,000 to $347,000) for the three months ended March 31, 2008 compared to the same period in 2007.
While non-interest income remained relatively unchanged for the three months ended March 31, 2008 compared to the same period ending March 31, 2007 the components of non-interest income varied more significantly. Other income decreased $43,000 (from $96,000 to $52,000) and fees and service charges decreased $29,000 (from $600,000 to $571,000); these decreases were offset by a $72,000 increase in gain on the sale of loans (from $193,000 to $266,000).
The decrease in fees and service charges was a result of a $51,000 decrease in brokered loan income, and a decrease in loan related fees of $22,000 offset by a decrease in costs associated with overdraft protection of $23,000 and an increase in NSF fee income of $25,000. The gain on sale of loans sharply increased during the quarter which management attributes to the impending changes in the secondary market beginning at the end of the first quarter. Because of these changes management does not expect the next three quarters to produce the same amount of gain on sale of loans. Other income decreased $43,000 primarily due to a decrease in net gain on the sale of foreclosed assets.
Noninterest expense increased $130,000, or 5.9% for the three months ended March 31, 2008. Salaries and employee benefits expense increased $85,000 (from $1.1 million to $1.2 million), due to normal increases in salaries and wages, an increase in staffing and utilization of contracted personnel. The Bank has 81 full-time equivalent employees as of March 31, 2008 compared to 77 full-time equivalent employees as of March 31, 2007. Repossessed property expense increased $35,000 (from $23,000 to $58,000) resulting from difficulty in selling properties due to

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the downturn in the housing market. However, the number of properties held by the Bank during the three months ended March 31, 2008 decreased compared to the same period in 2007. Amortization of mortgage servicing rights increased $33,000 (from $86,000 to $119,000) due to an increase in mortgage loan payoffs due to an upsurge of refinancing associated with the fluctuation of interest rates in the first quarter. Data processing increased $15,000 (from $187,000 to $202,000) due to implementation of network upgrades and utilization of additional services associated with the installation of a new telephone system. The additional costs will not continue after the first quarter. Professional services decreased $19,000 (from $105,000 to $86,000); this area of expense was higher in ‘07 due to the Bancorp’s attempt to execute a going private transaction. Amortization of Core deposit intangible decreased $14,000 (from $68,000 to 54,000).
At March 31, 2008, the Company’s total assets were $285.2 million, compared to $279.2 million at December 31, 2007, an increase of 2.1%. The asset increase is primarily attributable to a $6.3 million increase in the loan portfolio. This increase was offset by a $900,000 decrease in securities available for sale, a $600,000 decrease in other assets and a $400,000 decrease in foreclosed assets. The increase in the loan portfolio was expected as the Bank originates larger loans in the commercial market and continues to focus its mortgage origination efforts on loans to be sold in the secondary market. Total deposits increased $13.3 million, or 7.5% to $191.2 million at March 31, 2008, from $177.9 million at December 31, 2007. This increase resulted from an increase of $6.5 million in money market accounts, a $3.5 million increase in brokered CDs, a $3.4 million increase demand and now accounts. The Federal Home loan bank advances decreased $7 million to $52.3 million at March 31, 2008 from $59.3 million at December 31, 2007. Borrowings and brokered CDs remain an important source of funding for the Bank.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.
Contact:
Donald L. Denney, CEO
(517) 279-3978
or
Rebecca S. Crabill, CFO
(517) 279-3956

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